EXHIBIT 16.1

November 15, 2007

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Voyager Learning Company and, under the date of August 31, 2007, we reported on the consolidated financial statements of Voyager Learning Company and subsidiaries as of and for the years ended December 31, 2005 and January 1, 2005, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005. On November 7, 2007, we were notified that Voyager Learning Company intends to engage Whitley Penn LLP as its principal accountant for the year ending December 29, 2007 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Voyager Learning Company's consolidated financial statements as of and for the year ended December 30, 2006, management's assessment of the effectiveness of internal control over financial reporting as of December 30, 2006, and the effectiveness of internal control over financial reporting as of December 30, 2006, and the issuance of our reports thereon. We have read Voyager Learning Company's statements included under Item 4.01(a) of its Form 8-K dated November 14, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with Voyager Learning Company's statement that that the change was approved by the Audit Committee of the Board of Directors.

Very truly yours,

KPMG LLP